News Release

Amkor Technology Reports Financial Results for the Third Quarter 2013

Third Quarter 2013

•	Net sales $768 million

•	Gross margin 18.4%

•	Net income $25 million

•	Earnings per diluted share $0.11

CHANDLER, Ariz. - October 28, 2013 - Amkor Technology, Inc. (NASDAQ: AMKR), a leading provider of semiconductor packaging and test services, today announced financial results for the third quarter ended September 30, 2013, with net sales of $768 million, net income of $25 million, and earnings per diluted share of $0.11.

"Third quarter sales were up 10% year-over-year and 3% sequentially," said Steve Kelley, Amkor's president and chief executive officer. "Excluding the power discrete business, which was not included in our guidance, third quarter sales were consistent with the midpoint of our expectations. We are seeing particular strength in the NAND Flash market, where revenues grew over 25% sequentially. In addition, the gross margin performance of our mainstream wirebond business improved in the third quarter due to increased utilization, efficiency improvements and lower gold wire cost."

Selected financial information for the third quarter 2013 is as follows:

•	Net Sales: $768 million, up 2.9% from $746 million in the prior quarter, and up 10.4% from $695 million in the third quarter of 2012

•	Gross Margin: 18.4%, compared to 18.5% in the prior quarter, and 16.8% in the third quarter of 2012

•	Net Income: $25 million, compared to $30 million in the prior quarter, and $22 million in the third quarter of 2012

•	Earnings Per Diluted Share: $0.11, compared to $0.14 in the prior quarter, and $0.11 in the third quarter of 2012

Amkor closed its acquisition of Toshiba’s power discrete semiconductor packaging and test operation in Malaysia on July 31, 2013, and from that date began consolidating the results of the acquired operations. Third quarter results include net sales of $31 million and net income of $1 million from these operations.

In October 2013, we received a new interim order from the arbitration panel in our pending patent license arbitration, and we now estimate the possible range of damages to be from $60 million to $115 million (excluding interest). Third quarter results include a charge of $11 million ($10 million, net of tax), or $0.04 per diluted share (net of tax), relating to an increase in our accrual for damages to the low end of the range. Of the total charge, $10 million was recorded as cost of goods sold and $1 million was recorded as interest expense.

Selected financial information for the third quarter 2013 excluding the $11 million loss contingency charge is as follows:

•	Adjusted gross margin 19.7%

•	Adjusted net income $35 million

•	Adjusted earnings per diluted share $0.15

The adjusted items presented above are non-GAAP measures. Selected operating data for the third quarter 2013, and a reconciliation of the non-GAAP measures presented above to the comparable GAAP measures, is included in a section below before the financial statements.

“Capital additions were $97 million during the third quarter, primarily in support of customers in mobile communications,” said Joanne Solomon, Amkor's executive vice president and chief financial officer. "We also made a $39 million payment toward the purchase of the land for our new factory and R&D center in South Korea."

Cash and cash equivalents were $591 million, and total debt was $1.7 billion, at September 30, 2013.

Business Outlook

“Looking ahead to the fourth quarter, our sales are expected to be slightly down sequentially,” noted Kelley. “We will benefit from a full quarter of results from the recently acquired power discrete business in Malaysia, offset by seasonal declines in the consumer and computing end markets."

Based upon currently available information, we have the following expectations for the fourth quarter 2013:

•	Net sales of $730 million to $780 million, down 5% to up 2% from the prior quarter

•	Gross margin of 17% to 20%

•	Net income of $17 million to $44 million, or $0.08 to $0.19 per diluted share

•
Capital additions of around $70 million for the fourth quarter, and around $450 million for the full year 2013. In addition, we plan to spend around $50 million in the fourth quarter for the acquisition of land relating to our previously announced new factory and R&D center in South Korea, and around $100 million in the full year 2013.

Conference Call Information

Amkor will conduct a conference call on Monday, October 28, 2013, at 5:00 p.m. Eastern Time. This call may include material information not included in this press release. This call is being webcast and can be accessed at Amkor's website: www.amkor.com. You may also access the call by dialing 1-877-941-9205 or 1-480-629-9771. A replay of the call will be made available at Amkor's website or by dialing 1-800-406-7325 or 1-303-590-3030 (access pass code #4642467). The webcast is also being distributed over Thomson Reuters' Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through Thomson Reuters' individual investor center at www.companyboardroom.com or by visiting any of the investor sites in Thomson Reuters' Individual Investor Network. Institutional investors can access the call via Thomson Reuters' password-protected event management site, Street Events (www.streetevents.com).

About Amkor

Amkor is a leading provider of semiconductor packaging and test services to semiconductor companies and electronics OEMs. More information about Amkor is available from the company's filings with the Securities and Exchange Commission and at Amkor's website: www.amkor.com.

Forward-Looking Statement Disclaimer

This press release contains forward-looking statements within the meaning of federal securities laws. All statements other than statements of historical fact are considered forward-looking statements including, without limitation, statements regarding strength in the NAND Flash market, our pending patent license arbitration, and all of the statements made under "Business Outlook" above. These forward-looking statements involve a number of risks, uncertainties, assumptions and other factors that could affect future results and cause actual results and events to differ materially from historical and expected results and those expressed or implied in the forward-looking statements, including, but not limited to, the following:

•
the highly unpredictable nature and costs of litigation and other legal activities and the risk of adverse results of such matters, including the final ruling in the pending patent license arbitration and the impact of other legal proceedings;

•
with respect to the October 2013 interim order issued by the panel in the pending patent license arbitration, we believe that $60 million is a reasonable estimate of the low end of the possible range of damages up to $115 million (excluding interest), and that no amount in the range constitutes a better estimate than any other amount; however, the final award could be more than the amount currently accrued, and we expect to record our estimate of interest accruing with the passage of time and may record additional charges as information develops or upon the issuance of the final award;

•	the highly unpredictable nature of the semiconductor industry;

•	the effect of the global economy on credit markets, financial institutions, customers, suppliers and consumers, including the increasingly uncertain macroeconomic environment;

•
the negative impact on economic growth resulting from the action or inaction of the U.S. government relating to federal income tax increases, the federal debt ceiling, the federal deficit, and government spending restrictions or shutdowns;

•	timing and volume of orders relative to production capacity and inability to achieve high capacity utilization rates;

•	volatility of consumer demand and weakness in forecasts from our customers for products incorporating our semiconductor packages, including the recent slowdown in demand for smartphones;

•	dependence on key customers;

•
the performance of our business, economic and market conditions, the cash needs and investment opportunities for the business, the need for additional capacity and facilities to service customer demand and the availability of cash flow from operations or financing;

•	customer modification of and follow through with respect to forecasts provided to us, including delays in forecasts with respect to smartphones and tablets;

•
changes in tax rates and taxes as a result of changes in tax law, the jurisdictions in which our income is determined to be earned and taxed, the outcome of tax audits and tax ruling requests, our ability to realize deferred tax assets and the expiration of tax holidays;

•	curtailment of outsourcing by our customers;

•	our substantial indebtedness and restrictive covenants;

•	failure to realize sufficient cash flow or access to other sources of liquidity to fund capital additions;

•	the effects of a recession or other downturn in the U.S. and other economies worldwide;

•
disruptions in our business or deficiencies in our controls resulting from the integration of newly acquired operations or the implementation and security of, and changes to, our enterprise resource planning and other management information systems;

•	economic effects of terrorist attacks, natural disasters and military conflict;

•	our ability to control costs and improve profitability;

•	competition, competitive pricing and declines in average selling prices;

•	fluctuations in manufacturing yields;

•	dependence on international operations and sales;

•	dependence on raw material and equipment suppliers and changes in raw material and precious metal costs;

•	exchange rate fluctuations;

•	dependence on key personnel;

•	difficulties in managing growth and consolidating and integrating operations;

•	enforcement of and compliance with intellectual property rights;

•	environmental and other governmental regulations; and

•	technological challenges.
Other important risk factors that could affect the outcome of the events set forth in these statements and that could affect our operating results and financial condition are discussed in the company's Annual Report on Form 10-K for the year ended December 31, 2012 and in the company's subsequent filings with the Securities and Exchange Commission made prior to or after the date hereof. Amkor undertakes no obligation to review or update any forward-looking statements to reflect events or circumstances occurring after the date of this press release.

Contacts:

Amkor Technology, Inc.
Joanne Solomon
Executive Vice President & Chief Financial Officer
480-786-7878
joanne.solomon@amkor.com

Greg Johnson
Senior Director, Investor Relations and Corporate Communications
480-786-7594
greg.johnson@amkor.com

AMKOR TECHNOLOGY, INC.
Selected Operating Data

Since the first quarter 2013, we have reported sales data for our packaging services by the following categories: flip chip and wafer-level processing and wirebond. We have also provided quarterly and annual packaging services sales and packaged units for 2011 and 2012 under these revised sales reporting categories at the Investor Relations section of our website at www.amkor.com.

	Q3 2013	Q2 2013	Q3 2012
Sales Data:
Packaging services (in millions):
Flip chip and wafer-level processing	$304	$339	$295
Wirebond	351	308	321
Packaging services	655	647	616
Test services	113	99	79
Total sales	$768	$746	$695

Packaging services:
Flip chip and wafer-level processing	39%	46%	43%
Wirebond	46%	41%	46%
Packaging services	85%	87%	89%
Test services	15%	13%	11%
Total sales	100%	100%	100%

Packaged units (in millions):
Flip chip and wafer-level processing	746	704	447
Wirebond	3,101	1,976	1,753
Total packaged units	3,847	2,680	2,200

Net sales from top ten customers	63%	63%	62%

End Market Distribution Data (an approximation including representative devices and applications based on a sampling of our largest customers; prior periods have been revised for a refinement of our classifications):

Communications (handsets, tablets, wireless LAN, handheld devices)	53%	58%	44%
Consumer (gaming, television, set top boxes, portable media, digital cameras)	15%	14%	24%
Computing (desk tops, PCs, hard disk drives, servers, displays, printers, peripherals)	11%	9%	11%
Networking (servers, routers, switches)	11%	10%	12%
Other (automotive, industrial)	10%	9%	9%
Total	100%	100%	100%

Gross Margin Data:
Net sales	100.0%	100.0%	100.0%
Cost of sales:
Materials	39.0%	41.7%	42.8%
Labor	14.1%	14.0%	14.8%
Other manufacturing	27.2%	25.8%	25.6%
Loss contingency	1.3%	—%	—%
Gross margin	18.4%	18.5%	16.8%

AMKOR TECHNOLOGY, INC.
Selected Operating Data

	Q3 2013	Q2 2013	Q3 2012
	(In millions, except per share data)
Capital Investment Data:
Property, plant and equipment additions	$97	$159	$173
Net change in related accounts payable and deposits	82	(49)	(25)
Purchases of property, plant and equipment	$179	$110	$148
Depreciation and amortization	$106	$99	$94

Free Cash Flow Data:
Net cash provided by operating activities	$174	$102	$142
Less purchases of property, plant and equipment	(179)	(110)	(148)
Free cash flow (1)	$(5)	$(8)	$(6)

Earnings per Share Data:
Net income attributable to Amkor - basic	$25	$30	$22

Adjustment for dilutive securities on net income:
Interest on 6.0% convertible notes due 2014, net of tax	1	3	4
Net income attributable to Amkor - diluted	$26	$33	$26

Weighted average shares outstanding - basic	216	161	154
Effect of dilutive securities:
6.0% convertible notes due 2014	19	74	83
Weighted average shares outstanding - diluted	235	235	237

Net income attributable to Amkor per common share:
Basic	$0.12	$0.18	$0.14
Diluted	$0.11	$0.14	$0.11

(1)
We define free cash flow as net cash provided by operating activities less purchases of property, plant and equipment. Free cash flow is not defined by U.S. generally accepted accounting principles ("U.S. GAAP"). We believe free cash flow to be relevant and useful information to our investors because it provides them with additional information in assessing our liquidity, capital resources and financial operating results. Our management uses free cash flow in evaluating our liquidity, our ability to service debt and our ability to fund capital additions. However, free cash flow has certain limitations, including that it does not represent the residual cash flow available for discretionary expenditures since other, non-discretionary expenditures, such as mandatory debt service, are not deducted from the measure. The amount of mandatory versus discretionary expenditures can vary significantly between periods. This measure should be considered in addition to, and not as a substitute for, or superior to, other measures of liquidity or financial performance prepared in accordance with U.S. GAAP, such as net cash provided by operating activities. Furthermore, our definition of free cash flow may not be comparable to similarly titled measures reported by other companies.

AMKOR TECHNOLOGY, INC.
Selected Operating Data

In the press release above we provide adjusted gross margin, adjusted net income and adjusted earnings per diluted share for the third quarter 2013. We present these non-GAAP amounts to demonstrate the impact of the loss contingency we recognized related to our pending patent license arbitration. These measures have limitations, including that they exclude the charges for the arbitration panel award, which is an amount that the company may ultimately have to pay in cash. Furthermore, the factors affecting the calculation of the arbitration award are complex and subject to determination by the arbitration panel. Therefore, the final amount of the loss may be more than the amount we have recognized. Accordingly, these measures that exclude the loss contingency accrual should be considered in addition to, and not as a substitute for, or superior to, gross margin, net income and earnings per diluted share prepared in accordance with U.S. GAAP. Below is the reconciliation of adjusted gross margin, adjusted net income and adjusted earnings per diluted share to U.S. GAAP gross margin, net income and earnings per diluted share.

Non-GAAP Financial Measures Reconciliation:
Q3 2013
Gross margin	18.4%
Plus: Loss contingency divided by net sales	1.3%
Adjusted gross margin	19.7%

(In millions)
Net income	$25
Plus: Loss contingency, net of tax	10
Adjusted net income	$35

Earnings per diluted share	$0.11
Plus: Loss contingency per diluted share	0.04
Adjusted earnings per diluted share	$0.15

AMKOR TECHNOLOGY, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2013	2012	2013	2012
	(In thousands, except per share data)
Net sales	$767,987	$695,353	$2,201,575	$2,036,890
Cost of sales	626,979	578,566	1,807,235	1,725,802
Gross profit	141,008	116,787	394,340	311,088
Operating expenses:
Selling, general and administrative	64,347	49,297	189,524	160,041
Research and development	18,647	13,472	47,261	40,764
Total operating expenses	82,994	62,769	236,785	200,805
Operating income	58,014	54,018	157,555	110,283
Other expense (income):
Interest expense	26,104	19,689	71,921	60,727
Interest expense, related party	1,243	3,493	7,927	10,477
Interest income	(1,605)	(772)	(3,108)	(2,489)
Foreign currency (gain) loss, net	(2,716)	2,394	(1,841)	4,461
Loss on debt retirement, net	—	—	11,619	—
Equity in earnings of unconsolidated affiliate	(3,179)	(2,541)	(4,679)	(5,421)
Other income, net	(7)	(359)	(344)	(1,511)
Total other expense, net	19,840	21,904	81,495	66,244
Income before income taxes	38,174	32,114	76,060	44,039
Income tax expense	12,170	9,538	5,961	9,009
Net income	26,004	22,576	70,099	35,030
Net income attributable to noncontrolling interests	(655)	(259)	(1,641)	(358)
Net income attributable to Amkor	$25,349	$22,317	$68,458	$34,672

Net income attributable to Amkor per common share:
Basic	$0.12	$0.14	$0.38	$0.21
Diluted	$0.11	$0.11	$0.33	$0.19

Shares used in computing per common share amounts:
Basic	216,499	154,365	176,839	162,699
Diluted	235,143	237,060	235,119	245,431

AMKOR TECHNOLOGY, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30, 2013	December 31, 2012
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$591,310	$413,048
Restricted cash	2,681	2,680
Accounts receivable:
Trade, net of allowances	429,788	389,699
Other	4,210	13,098
Inventories	222,663	227,439
Other current assets	38,131	45,444
Total current assets	1,288,783	1,091,408
Property, plant and equipment, net	1,947,448	1,819,969
Intangibles, net	4,058	4,766
Investments	105,097	38,690
Restricted cash	2,264	2,308
Other assets	129,268	68,074
Total assets	$3,476,918	$3,025,215

LIABILITIES AND EQUITY
Current liabilities:
Short-term borrowings and current portion of long-term debt	$56,350	$—
Trade accounts payable	432,490	439,663
Accrued expenses	290,843	212,964
Total current liabilities	779,683	652,627
Long-term debt	1,519,527	1,320,000
Long-term debt, related party	75,000	225,000
Pension and severance obligations	160,550	139,379
Other non-current liabilities	12,801	21,415
Total liabilities	2,547,561	2,358,421
Equity:
Amkor stockholders’ equity:
Preferred stock	—	—
Common stock	262	198
Additional paid-in capital	1,811,178	1,614,143
Accumulated deficit	(688,186)	(756,644)
Accumulated other comprehensive income	6,840	11,241
Treasury stock	(211,217)	(210,983)
Total Amkor stockholders’ equity	918,877	657,955
Noncontrolling interests in subsidiaries	10,480	8,839
Total equity	929,357	666,794
Total liabilities and equity	$3,476,918	$3,025,215

AMKOR TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Nine Months Ended September 30,
	2013	2012
	(In thousands)
Cash flows from operating activities:
Net income	$70,099	$35,030
Depreciation and amortization	302,007	272,891
Loss on debt retirement, net	11,619	—
Other operating activities and non-cash items	(12,728)	(724)
Changes in assets and liabilities	4,248	(22,761)
Net cash provided by operating activities	375,245	284,436

Cash flows from investing activities:
Purchases of property, plant and equipment	(402,004)	(380,344)
Acquisition of business, net of cash acquired	(41,865)	—
Proceeds from the sale of property, plant and equipment	26,505	3,759
Payments from unconsolidated affiliate	8,843	13,684
Investment in unconsolidated affiliate	(67,372)	—
Other investing activities	(1,015)	1,451
Net cash used in investing activities	(476,908)	(361,450)

Cash flows from financing activities:
Borrowings under revolving credit facilities	5,000	—
Payments under revolving credit facilities	(5,000)	—
Borrowings under short-term debt	—	30,000
Payments of short-term debt	—	(40,000)
Proceeds from issuance of long-term debt	293,000	562,528
Payments of long-term debt, net	—	(272,976)
Payments for debt issuance costs	(3,216)	(6,007)
Payments for the retirement of debt	(11,619)	—
Payments for repurchase of common stock	—	(80,946)
Proceeds from the issuance of stock through share-based compensation plans	—	181
Payments of tax withholding for restricted shares	(234)	(546)
Net cash provided by financing activities	277,931	192,234

Effect of exchange rate fluctuations on cash and cash equivalents	1,994	(766)

Net increase in cash and cash equivalents	178,262	114,454
Cash and cash equivalents, beginning of period	413,048	434,631
Cash and cash equivalents, end of period	$591,310	$549,085